Exhibit 99.1

      Point Therapeutics Awarded $600,000 Orphan Products Development Grant to fund Company's Current Phase 2 Study of Talabostat and Rituximab in
                      Advanced Chronic Lymphocytic Leukemia


     BOSTON--(BUSINESS WIRE)--Oct. 11, 2005--Point Therapeutics, Inc. (NASDAQ:
POTP) announced today that it has been awarded an Orphan Products Development Grant from the Food and Drug Administration to fund its Phase 2 study of talabostat in combination with rituximab in advanced chronic lymphocytic leukemia (CLL). On September 19, 2005, Point announced that it had achieved a 20% clinical response rate in the first 20 evaluable patients in the first stage of the company's Phase 2 CLL study. This was the targeted response rate needed to continue the study to completion.
     The $600,000 grant is a two-year grant funding costs related to the company's ongoing Phase 2 CLL trial. Orphan Products Development grants are awarded by the Food and Drug Administration to encourage clinical development of products for use in rare diseases or conditions, usually defined as affecting less than 200,000 people in the United States. CLL is an incurable disease that usually affects people over 60 years of age. Patients who present with advanced stage disease or who progress to the state of requiring treatment have a poor outcome with a median survival of only 18 to 36 months.
     "We are very pleased to be one of the few corporate programs to receive an Orphan Products Development Grant this year," said Don Kiepert, President and CEO of Point Therapeutics, Inc. "This award, coupled with the positive results we recently announced, positions Point to complete the Phase 2 CLL trial and make a Phase 3 go/no-go decision in the first quarter of 2006."

    About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Its lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to support the reconstitution of the hematopoietic system. In 2004, Point initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with docetaxel in metastatic non-small cell lung cancer, talabostat as a single agent in metastatic melanoma, talabostat in combination with cisplatin in metastatic melanoma, and talabostat in combination with rituximab in advanced chronic lymphocytic leukemia. In June of 2005, Point announced the initiation of a fifth Phase 2 clinical trial studying talabostat in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005 and from time to time in Point's other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications